UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12

DIFFUSION PHARMACEUTICALS INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 14, 2022

This supplement, dated March 30, 2022 (this “Supplement”), amends and supplements the Definitive Proxy Statement of Diffusion Pharmaceuticals Inc. (the “Company”), dated March 28, 2022 (the “Proxy Statement”), and is being furnished to stockholders of the Company in connection with the solicitation of proxies on behalf of the Company’s board of directors (the “Board of Directors”) for the Company’s Special Meeting of Stockholders to be held on April 14, 2022 (the “Special Meeting”) or any adjournment or postponement thereof.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The Special Meeting has been called for the purpose of seeking approval by the Company’s stockholders of (1) an amendment to the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-2 and 1-for-50, at any time prior to December 31, 2022, the implementation and timing of which shall be subject to the discretion of our Board of Directors and (2) adjournment of the Special Meeting if there are insufficient votes to approve Proposal 1.

This Supplement, which should be read in conjunction with the Proxy Statement, amends and supplements the Proxy Statement to provide the information below. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

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The paragraph in the General Information About the Special Meeting and Voting section under the heading, “How will shares of the Series C Preferred Stock be counted for purposes of determining the presence of a quorum at the Special Meeting?” on page 7 of the Proxy Statement is hereby amended to read as follows:

How will shares of the Series C Preferred Stock be counted for purposes of determining the presence of a quorum at the Special Meeting?

For purposes of determining the presence of a quorum at the Special Meeting, in accordance with applicable listing rules, the Company will not count the shares of our Series C Preferred Stock, and therefore the Series C Preferred Stock will have no effect on the quorum.

The second paragraph in the General Information About the Special Meeting and Voting section under the heading, “How will the presence of a quorum at the Special Meeting be determined?” on page 7 of the Proxy Statement is hereby amended to read as follows:

Accordingly, the presence at the Special Meeting, virtually or by proxy, of the holders of at least 33.4% of the shares entitled to vote at the Special Meeting as of the Record Date will constitute a quorum for the transaction of business at the Special Meeting, provided that shares of our Series C Preferred Stock will not be counted for such purpose. Accordingly, the presence at the Special Meeting of holders of at least 34,046,151 shares will be required to achieve a quorum.

The General Information About the Special Meeting and Voting section of the Proxy Statement is hereby amended and supplemented by adding the following to the end of page 9 thereof:

Following the conclusion of the Special Meeting and any adjournment or postponement thereof, will the holders of the Series C Preferred Stock be entitled to 80,000 votes per share (or any other “super voting” rights) on any other matters?

No. Pursuant to the terms thereof, the holders of the Series C Preferred Stock are entitled to vote exclusively on matters directly related to the Reverse Stock Split and have no voting rights with respect to any other matter, except as otherwise required by applicable law. Following the conclusion of the Special Meeting (including any adjournment or postponement thereof), the holders thereof will not be entitled to any “super voting” rights on any matter. Moreover, assuming the Reverse Stock Split is approved at the Special Meeting, the Company intends to exercise its right to mandatorily convert the Series C Preferred Stock into shares of common stock.

The first paragraph on page 14 of the Proxy Statement under the heading, “Our Series C Preferred Stock” is hereby amended to read as follows:

Each share of Series C Preferred Stock (i) has a stated value of $0.50, (ii) is convertible into one (1) share of our common stock at a price of $0.50 per share, (iii) in accordance with applicable listing rules, will not be counted and will have no effect for purposes of determining the presence of a quorum at the Special Meeting, (iv) will be entitled to 80,000 votes on Proposals 1 and 2 at the Special Meeting, and (v) will be required to cast such votes “For” and “Against” each proposal in the same proportion as our common stockholders present and voting at the meeting, taken as a whole (i.e., on a “mirrored” basis). In other words, holders of the Series C Preferred Stock are only permitted to vote with the holders of our common stock on proposals related to the Reverse Stock Split and are required to vote their shares of Series C Preferred Stock in a manner that “mirrors” the proportions of “For” and “Against” votes cast by the holders of the Company’s common stock on the Amendment (excluding, for the avoidance of doubt, any shares of common stock that are not voted). The shares of Series C Preferred Stock are not redeemable at any time.

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From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented hereby. All capitalized terms used and not otherwise defined in this Supplement have the meanings given to them in the Proxy Statement.